PRESS RELEASE

For further information, contact:	Ken Sill - Chief Financial Officer
(832) 562-3732

Jennifer Semien - Corporate Controller
(832) 562-3736

U.S. Well Services, LLC Announces Record Month for July 2013
Houston, TX, August 26, 2013 - U.S. Well Services, LLC (“USWS” or the “Company”) announced today its financial and operating results for the month ended July 31, 2013, which were the highest for the Company to date.
The Company completed a record 243 fracturing stages for the month ended July 31, 2013, with total revenues of $18.4 million. The Company also achieved record-high net income for the month ended July 31, 2013 at $3.2 million. Earnings (net income) before interest, depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure, for the month ended July 31, 2013 was a record $5.9 million, or 32.0% of revenues. Please refer to Table 1 below for the reconciliation of GAAP and non-GAAP financial measures.
For the seven months ended July 31, 2013, the Company had revenues of $93.5 million, and net income of $4.0 million. Adjusted EBITDA for the seven months ended July 31, 2013 was $20.5 million. Please refer to Table 1 below for the reconciliation of GAAP and non-GAAP financial measures.
LIQUIDITY AND CAPITAL EXPENDITURES
The Company's cash and cash equivalents balance as of July 31, 2013 was $7.2 million. Total long-term debt was $77.3 million as of July 31, 2013, consisting of $76.1 million of the 14.5% Senior Secured Notes due 2017 (the "Notes") and $1.2 million of other long-term debt. On August 14, 2013, we paid $5.8 million on the semi-annual interest on the Notes.
Capital expenditures for the month ended July 31, 2013 amounted to $7.1 million, which mainly relates to the acquisition of additional fracturing equipment. Capital expenditures for the seven months ended July 31, 2013 were $28.7 million.
GUIDANCE FOR FY 2013
The current forecast of Adjusted EBITDA for 2013 is between $31 million and $38 million.
Table 1: Reconciliation of GAAP and Non-GAAP Financial Measures
Below is a reconciliation of net income (loss) as presented in accordance with United States generally accepted accounting principles (GAAP) to Adjusted EBITDA (a non-GAAP financial measure) as required under Regulation G of the Securities Exchange Act of 1934.

	Month ended	Seven months ended
	July 31, 2013	July 31, 2013
In millions	(unaudited)	(unaudited)
Adjusted EBITDA	$5.9	$20.5
Interest expense, net	(1.5)	(9.6)
Depreciation and amortization	(1.2)	(6.9)
Net income	$3.2	$4.0

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, USWS believes Adjusted EBITDA is a useful supplemental financial measure used by its management and Board of Managers and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect the Company's current or future requirements for capital expenditures or capital commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, the Company's debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in the Company's industry may calculate Adjusted EBITDA differently than USWS does, limiting its usefulness as a comparative measure.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on USWS's current expectations, estimates and projections about USWS, its industry, its management's beliefs and certain assumptions made by management, and include statements regarding anticipated financial and operational results in future periods. No assurance can be given that such expectations, estimates or projections will prove to be correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.
Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to risks relating to economic conditions; fulfillment of USWS's existing customer contracts and initiation of additional service contracts; changes in the demand for or the price of oil and natural gas; competition in the oil and gas industry; costs and availability of raw materials and specialized equipment; availability of funding for USWS's capital expenditures; loss of key executives; maintaining skilled workforce; compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; and effects of climate change.
Because such statements involve risks and uncertainties, many of which are outside of USWS's control, USWS's actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect USWS's business, results of operations and financial position are discussed in its 2012 Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its other reports filed with the Securities and Exchange Commission. Unless otherwise required by law, USWS also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that USWS files periodically with the Securities and Exchange Commission.
About U.S. Well Services, LLC
U.S. Well Services, LLC is a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. The Company currently performs services in the Marcellus and Utica shale regions in Ohio, West Virginia and Pennsylvania under contract and on the spot market.
Additional information on U.S. Well Services, LLC is available on the Company's website at www.uswellservices.com.